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                                                                       EXHIBIT 9

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement") dated as of March 29, 1996, is being entered into by and among Polish Investments Holding Limited Partnership ("PIHLP"), Roger M. Freedman ("RMF"), Steele LLC ("Steele," and together with PIHLP and RMF, the "Shareholders") and David Chase, as the Chase Group Representative.

                                   WITNESSETH

     WHEREAS, the Shareholders are parties to that certain Shareholders' Agreement (the "Shareholders' Agreement") which provides, among other things, for the appointment of a Chase Group Representative to act as the designated representative of the Shareholders; and

     WHEREAS, the Shareholders, pursuant to the terms of the Shareholders' Agreement, desire to appoint David Chase as the initial Chase Group Representative and to confer on him certain powers and duties as set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto hereby agree as follows:

     1. Effective Date of Agreement; Definitions

          1.1 Effective Date of Agreement. This Agreement shall become effective (the "Effective Date") upon execution of the Shareholders' Agreement; provided, however, that this Agreement shall not become effective unless the Shareholders' Agreement is executed on or before July 1, 1996.

          1.2 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

             (a) "Chase Group Representative" shall mean David Chase and any person who becomes a successor Chase Group Representative pursuant to
        Section 5.1 hereof.

             (b) "Company" shall mean World Cable Communications, Inc., a New York corporation.

             (c) "Non-Voting Shares" shall mean shares of the Company's Series C Preferred Stock, par value $.01 per share, as constituted at the date of the Shareholders' Agreement, plus all securities hereinafter attributable to such shares or received or receivable in respect thereof by way of stock splits or stock dividends,recapitalization or liquidation of the Company or merger or consolidation of the Company with any other corporation or organization.

             (d) "Shareholders" shall have the meaning set forth in the first paragraph of this Agreement and shall include any transferee of the Shareholders permitted by this Agreement. PIHLP, RMF and Steele and any permitted transferee of the same shall be individually referred to herein as a "Shareholder."

             (e) "Shareholders' Agreement" shall mean that certain Shareholders' Agreement by and among the Shareholders, the Company, ECO Holdings III Limited Partnership, and the AESOP Fund, L.P.

             (f) "Shares" shall mean all Voting Shares and all Non-Voting Shares held by any Shareholder.

             (g) "Voting Shares" shall mean shares of the Company's Common Stock, par value $.01 per share, held at any time by any Shareholder, plus all voting securities hereinafter attributable to such shares or received or receivable in respect thereof by way of stock splits or stock dividends, recapitalization or liquidation of the Company or merger or consolidation of the Company with any other corporation or organization.

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2.  TERM OF AGREEMENT

     This Agreement shall become effective upon the Effective Date specified in
Section 1.1 hereof and shall terminate upon the first to occur of the following events: (a) the written consent of all Shareholders, (b) the termination of the Shareholders' Agreement in accordance with its terms, or (c) the failure of the Shareholders to appoint a successor Chase Group Representative in accordance with Section 5.1(a) hereof within sixty (60) days of the date on which the previous Chase Group Representative ceases, for whatever reason, to act as the Chase Group Representative. This Agreement shall terminate as to any Shareholder if such Shareholder ceases to be a "Shareholder" for purposes of Section 1.28 of the Shareholders' Agreement or ceases to be a member of the "Chase Group" pursuant to the Shareholders' Agreement.

3.  VOTING PROVISIONS

     3.1 Grant of Proxy. Each Shareholder grants to the Chase Group Representative an irrevocable proxy, pursuant to the provisions of Section 609 of the New York Business Corporation Law, coupled with an interest, to vote such Shareholders' Voting Shares as the Chase Group Representative shall in his sole discretion determine, for the election of directors and on all other matters which may be presented at any meeting or require the consent of stockholders of the Company. The Chase Group Representative agrees to notify each Shareholder (if such Shareholder is not an officer of the Company or otherwise present at the meeting) of any exercise of such voting right (including copies of the applicable resolutions) on behalf of such Shareholder within a reasonable period of time after such vote is taken. Notwithstanding the foregoing, upon the transfer of any Voting Shares (other than a transfer described in Section 4.2 hereof), such proxy shall terminate and be of no further force and effect with respect to the Voting Shares so transferred.

     3.2 Rights under Shareholders' Agreement. Each Shareholder hereby makes, constitutes and appoints the Chase Group Representative as its attorney-in-fact for the limited purpose of performing all acts and executing all documents, instruments, agreements, notices or certificates the Chase Group Representative may deem necessary or desirable in all matters relating to the rights and obligations of each Shareholder under the Shareholders' Agreement.

4.  TRANSFER OF SHARES

     4.1 Transfer of Shares Generally. During the term of this Agreement, no Shareholder shall make any transfer of any Shares except for transfers permitted by the Shareholders' Agreement.

     4.2 Condition on Transfer. Any proposed transfer by any Shareholder pursuant to Section 3.7(i) of the Shareholders' Agreement shall be conditioned on such transferee executing and delivering to the Chase Group Representative an agreement in form and substance satisfactory to the Chase Group Representative pursuant to which the transferee agrees to be bound by the terms of this Agreement.

5.  THE CHASE GROUP REPRESENTATIVE

     5.1 The Chase Group Representative. David Chase hereby accepts and agrees to act as the initial Chase Group Representative in accordance with the terms of this Agreement.

     5.2 Successor Chase Group Representative.

          (a) The Chase Group Representative may at any time resign by delivering to each Shareholder a written resignation, to take effect thirty
     (30) days thereafter. Upon the resignation of the Chase Group Representative or upon the failure of the Chase Group Representative to serve as Chase Group Representative because of death or incapacity of the Chase Group Representative, or otherwise, the Shareholders shall, by written consent of Shareholders holding more than fifty percent (50%) of the Voting Shares held by the Shareholders, appoint a successor Chase Group Representative.

     (b) The Shareholders may at any time, by written consent of Shareholders holding more than fifty percent (50%) of the Voting Shares held by the Shareholders, remove the then-current Chase Group Representative and appoint a successor Chase Group Representative.

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     (c) Any successor Chase Group Representative appointed pursuant to the terms and conditions of this Agreement shall have all the rights granted to the Chase Group Representative named herein and all references herein to the Chase Group Representative shall include not only the Chase Group Representative named herein, but also any successor Chase Group Representative.

     5.3 Compensation. The Chase Group Representative shall serve at all times without compensation.

     5.4 Indemnification. The Shareholders, jointly and severally, hereby agree to assume liability for and do hereby indemnify, protect, save and keep harmless the Chase Group Representative, and its successors, assigns, agents and servants from and against any and all liabilities, obligations, losses, damages, penalties, taxes, claims, actions, suits, costs, expenses or disbursements (including legal fees and expenses) of any kind and nature whatsoever (collectively, "Claims") which may be imposed upon, incurred by or asserted against the Chase Group Representative in connection with this Agreement; provided, however, that the Chase Group Representative shall not be entitled to indemnification under this Section 5.4 with respect to Claims which are the result of gross negligence or willful misconduct of the Chase Group Representative. The indemnities contained in this Section 5.4 shall survive the termination of this Agreement.

  6.  LEGENDS ON SHARES; FILING OF AGREEMENT

     6.1 Legend on Shares. All certificates representing Shares shall bear the following legend: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING AGREEMENT ON FILE AT THE OFFICES OF THE CORPORATION."

     6.2 Filing of Agreement. Copies of this Agreement, and of each amendment, modification, supplement or addendum hereto, shall be filed in the principal office of the Company.

  7.  MISCELLANEOUS

     7.1 Notice Provisions. All notices or communications required to be given by any person pursuant to this Agreement shall be effected in writing either by personal delivery or by registered or certified mail, postage prepaid with return receipt requested to address indicated under such party's signature hereto. Any person may designate a different address to which notices or other communications must thereafter be addressed by giving written notice of the different address to each Shareholder and the Chase Group Representative.

     7.2 Amendment of Agreement. The provision of this Agreement may be amended only by written consent of all Shareholders and, if his obligations or rights hereunder would be affected thereby, the Chase Group Representative.

     7.3 Interpretation of Agreement. This Agreement shall be construed in its entirety, with no emphasis or meaning being given to the headings or captions utilized in this Agreement or the placement of the various provisions.

     7.4 Entire Agreement. This Agreement and the Shareholders' Agreement supersede any and all other agreement, either oral or in writing, between the parties with respect to the subject matter of this Agreement and the Shareholder's Agreement.

     7.5 Severability of Provisions. Each provision of this Agreement is intended to be severable. If any term or provision is declared to be illegal or invalid for any reason, such illegality or invalidity shall not effect the validity or enforceability or any other provision of Agreement.

     7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     7.7 Execution in Counterparts. This Agreement and any amendments hereto may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document.

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     IN WITNESS WHEREOF, the undersigned have executed this Voting Agreement as of the date first above written.

                                          POLISH INVESTMENTS HOLDING L.P.

                                          By: Chase Polish Enterprises, Inc.,
                                            its general partner

                                          By: /s/ ROBERT E. FOWLER, III
                                            ------------------------------------
                                            Robert E. Fowler, III
                                            Vice President

                                          Address
                                          c/o World Cable Communications, Inc.
                                          One Commercial Plaza
                                          Hartford, Connecticut 06103
                                          Fax: 860/293-4297
                                          Attn: Cheryl Chase Freedman

                                          /s/ ROGER M. FREEDMAN
                                          --------------------------------------
                                          Roger M. Freedman

                                          Address
                                          c/o World Cable Communications, Inc.
                                          One Commercial Plaza
                                          Hartford, Connecticut 06103
                                          Fax: 860/293-4297
                                          Attn: Cheryl Chase Freedman

                                          STEELE LLC

                                          By: /s/ RICHARD B. STEELE
                                            ------------------------------------
                                            Richard B. Steele
                                            Managing Member

                                          Address
                                          c/o Steele LLC
                                          19 Warren Terrace
                                          Longmeadow, Massachusetts 01106
                                          Fax: 413/567-5160
                                          Attn: Richard B. Steele, Managing
                                          Member

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                                          /s/ DAVID CHASE
                                          --------------------------------------
                                          David Chase, Chase Group
                                          Representative

                                          Address
                                          c/o Chase Polish Enterprises, Inc.
                                          One Commercial Plaza
                                          Hartford, Connecticut 06103
                                          Fax: 860/293-4297
                                          Attn: Cheryl Chase Freedman

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